EXHIBIT 23.3

CONSENT OF THE CARSON MEDLIN COMPANY

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement (333-134401) on Form S-4 of NBC Capital Corporation, of our opinion to the board of directors of SunCoast Bancorp, Inc., included as Appendix C to the proxy statement/prospectus forming part of this Registration Statement, and to the reference to such opinion and to our firm therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

THE CARSON MEDLIN COMPANY

June 5, 2006